Exhibit 99.1

FOR IMMEDIATE RELEASE

COMMUNICATIONS SYSTEMS, INC. REPORTS FOURTH QUARTER

 AND FULL YEAR 2017 FINANCIAL RESULTS

Minnetonka, MN – April 2, 2018 – Communications Systems, Inc. (NASDAQ: JCS) (“CSI” or the “Company”), a global provider of connectivity infrastructure and services for deployments of broadband networks, today announced financial results for the fourth quarter (“Q4”) and full year ended December 31, 2017, including a discussion of results of operations by segment.

Full Year 2017 Summary

●	Consolidated 2017 sales were $83.2 million compared to $99.4 million in 2016, with 2017 year-over-year sales declining in each of the Company’s four business units.

●	The consolidated 2017 net loss was $11.8 million, or $(1.32) per diluted share, compared to a 2016 net loss of $8.1 million, or $(0.92) per diluted share. The year-over-year changes included:

▪	2017 restructuring costs of $2.3 million related to the closure of Suttle’s Costa Rica facility;

▪	$1.6 million of impairment of goodwill and intangible assets, primarily in the JDL business segment. There were no restructuring or impairment costs in 2016;

▪	$5.7 million unfavorable margin impact on lower sales; and

▪	$6.5 million favorable SG&A expense variance, experienced across all segments.

●	Changes in operating income, used to measure segment performance, are noted below and further explained in the segment overviews that follow.

▪	Transition Networks’ operating income was $1.4 million, compared to 2016 operating income of $0.3 million.

▪	JDL Technologies’ operating loss was $0.8 million, including a $1.5 million goodwill impairment charge, compared to 2016 operating income of $1.9 million.

▪	Suttle’s operating loss was $9.8 million, including restructuring costs of $2.3 million, compared to a 2016 operating loss of $8.6 million.

▪	Net2Edge’s operating loss was $2.6 million compared to a 2016 $2.2 million operating loss.

●	2017 consolidated cash flows from operating activities totaled $3.6 million, which was favorably impacted by CSI’s continued focus on working capital management.

●	Cash, cash equivalents, and investments totaled $18.0 million and working capital was $36.5 million as of December 31, 2017.

CSI’s Chief Executive Officer Roger H.D. Lacey commented, “Our 2017 results were disappointing and were driven largely by continuing difficulties in our Suttle business. Management actions were taken with the closure of the Costa Rica facility, inventory write downs, and suspension of certain technical agreements. By the end of the 4th quarter, the Suttle business had nearly completed its “rightsizing” and is now beginning to refocus on the residential growth markets.

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“We made progress during 2017 in the rest of our portfolio. First, Transition Networks continued its string of six straight profitable quarters. Transition Networks’ 2017 new product revenue1 was $13 million, an increase of $3 million over last year. JDL Technologies had achieved eight consecutive quarters of positive operating income before experiencing a loss in Q2 driven by the goodwill impairment and in Q4 due to the anticipated cyclical reduction in the education business. Net2Edge ended the year with a loss but with a completed line of new exciting products and new orders in hand from a significant customer. In summary, although we are about six months behind our original targets, we are now structured for recovery. Importantly, our balance sheet continues to remain strong and gives us the resources to complete our business transformation.”

1 “New product revenue” represents sales from new products introduced within the last three years.

Fourth Quarter 2017 Summary

●	Q4 2017 consolidated sales were $19.0 million compared to $22.8 million in Q4 2016, with fourth quarter year-over-year sales declining in each of the Company’s four business units.

●	Q4 2017 consolidated operating loss was $1.6 million compared to an operating loss of $1.9 million in Q4 2016.

▪	Transition Networks’ operating income was $0.7 million versus $0.5 million in Q4 2016.

▪	Suttle’s operating loss was $1.1 million versus an operating loss of $2.1 million in Q4 2016.

▪	JDL Technologies’ operating loss was $0.5 million versus operating income of $0.1 million in Q4 2016.

▪	Net2Edge’s operating loss was $0.7 million versus an operating loss of $0.4 million in Q4 2016.

●	Q4 2017 net loss was $1.7 million, or $(0.19) per diluted share, compared to a net loss of $1.8 million, or $(0.21) per diluted share, in Q4 2016.

Q4 2017 Segment Financial Overview

Transition Networks

(in 000s)	Three Months Ended December 31		Twelve Months Ended December 31
	2017	2016	2017	2016
Sales	$ 10,710	$ 10,799	$ 38,541	$ 41,093
Gross profit	4,599	4,462	16,763	17,486
Operating income	709	506	1,392	306

Transition Networks’ Q4 2017 sales decreased 1% to $10.7 million from $10.8 million in Q4 2016 driven by lower international sales, partially offset by higher North American sales. Operating income increased quarter over quarter due to improved margins and lower selling costs.

Calendar 2017 sales decreased 6.2% to $38.5 million from $41.1 million in 2016, due to slower federal and international sales and substantial disruptions in our supply chain due to change in vendors. While media converters saw a 15% decline, sales of Ethernet switches increased by 11% due to new product releases. Operating income increased by over $1.0 million due to $1.7 million lower SG&A, $0.9 million favorable impact of product mix and lower production variances, partially offset by $1.6 million unfavorable margin impact on lower sales.

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Mr. Lacey noted, “While 2017 was another profitable year for Transition Networks, product delays by one of our contract manufacturers resulted in delays in shipping some customer orders. We have taken corrective actions and expanded our supply chain options to address this issue and are now positioned for another strong year. New products launches, including expanded applications for PoE (Power-over-Ethernet) are presenting us with real growth opportunities. Our Federal business was weak in 2017 and we expect improvement here as well.”

Suttle

(in 000s)	Three Months Ended December 31		Twelve Months Ended December 31
	2017	2016	2017	2016
Sales	$ 7,496	$ 8,651	$ 32,384	$ 42,076
Gross profit	979	397	1,420	3,883
Operating (loss) income	(1,105)	(2,089)	(9,765)	(8,642)

Suttle’s Q4 2017 sales decreased 13% to $7.5 million, from $8.7 million in Q4 2016, primarily due to lower distribution sales and loss of a custom product for a large telecommunications customer, partially offset by favorable impact of pricing changes at large customers. Sales to the major communication service providers declined 12% to $6.6 million in Q4 2017 from $7.5 million in Q4 2016, and comprised 88% of total segment revenues. The Q4 2017 operating loss of $1.1 million compares to $2.1 million in Q4 2016.

Calendar 2017 sales decreased 23% to $32.4 million, from $42.1 million in 2016, primarily due to continuing pricing pressures from major telecommunications customers, volume declines in legacy products, and a shift in purchasing decisions from Tier 1 telecom suppliers to installers. Suttle’s gross margin decreased 63% to $1.4 million in 2017 compared to $3.9 million in 2016. Gross margin as a percentage of sales decreased to 4% in 2017 compared to 9% in 2016 primarily due to the $417,000 write off in 2017 of prepaid royalties under a product development agreement and $2.8 million year-over-year increase to the inventory reserves, driven by Suttle’s decision to discontinue certain legacy products. The margin impact of excess and obsolete inventory adjustments was $4.2 million in 2017 (13.0% of sales) compared to $1.4 million (3.4% of sales) in 2016. Operating expenses decreased $1.3 million, including $3.6 million lower expense primarily due to reduced research and development expenditures as multiple development projects were concluded and ongoing expense control measures, partially offset by restructuring costs of $2.3 million to close Suttle’s Costa Rica facility. Suttle’s operating loss was $9.8 million Q4 2017, compared to $8.6 million Q4 2016.

Mr. Lacey noted, “The key to Suttle’s turnaround will be execution of our recovery plan, margin improvement driven by more effective manufacturing operations, and emerging new business revenue from cable television and residential opportunities, which remain crucial to a turnaround.

JDL Technologies

(in 000s)	Three Months Ended December 31		Twelve Months Ended December 31
	2017	2016	2017	2016
Sales	$ 707	$ 3,104	$ 11,210	$ 15,464
Gross profit	(32)	885	2,773	5,219
Operating income (loss)	(529)	120	(790)	1,923

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JDL Technologies’ Q4 2017 sales decreased 77% to $0.7 million from $3.1 million in Q4 2016, due to the timing of projects in the educational sector. JDL incurred an operating loss of $529,000 in the 2017 fourth quarter compared to operating income of $120,000 in the 2016 fourth quarter, due to impact of lower sales, partially offset by lower SG&A expense.

Calendar 2017 sales decreased 28% to $11.2 million compared to $15.5 million in 2016. Revenues earned from the education sector decreased $3.1 million, or 28%, in 2017 due to a decrease in the number of network-related projects completed during the year. SG&A expenses decreased 36% in 2017 to $2.1 million, or 19% of sales, compared to $3.3 million in 2016, or 21% of sales, due to cost saving measures taken over the year. JDL reported an operating loss of $0.8 million in 2017 compared to operating income of $1.9 million in 2016, driven primarily by the $1.5 million goodwill impairment recognized in the second quarter of 2017. There was no impairment charge in 2016.

Mr. Lacey commented, “Timing of projects in our education customer’s five-year cycle of installation and upgrade contract, along with slower growth in our commercial business, has required adjustments in our cost structure, which are now in place. While we expect 2018 to be a slower year for education revenue, we continue to believe good opportunities exist to grow our health care and financial managed services opportunities.”

Net2Edge

(in 000s)	Three Months Ended December 31		Twelve Months Ended December 31
	2017	2016	2017	2016
Sales	$ 360	$ 439	$ 1,079	$ 1,873
Gross profit	223	217	681	969
Operating income (loss)	(660)	(425)	(2,601)	(2,172)

Net2Edge’s sales decreased for the quarter and year due to delays in customer testing of new products and delays in producing finished product. For the calendar year, sales decreased 42% to $1.1 million in 2017 compared to $1.9 million in 2016 due to declines in legacy product sales and delays in the release of new products. SG&A expenses remained flat at $3.1 million in 2017 compared to $3.1 million in 2016. Net2Edge’s operating loss of $2.6 million in 2017 compared to a loss of $2.2 million in 2016, and included a $154,000 impairment loss related to intangible assets during the 2017 second quarter.

Mr. Lacey concluded, “Net2Edge is one of our best prospects for high growth. We are now positioned well for growth in 2018 and while it also comes with higher risk, our product offerings respond to business needs few competitors choose to participate in.”

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Financial Condition

CSI’s balance sheet at December 31, 2017 included cash, cash equivalents, and investments of $18.0 million, working capital of $36.5 million, and stockholders’ equity of $49.2 million.

Form 10-K

For further information, please see the Company’s Form 10-K, which will be filed on or about April 6, 2018.

About Communications Systems

Communications Systems, Inc. provides connectivity infrastructure and services for global deployments of broadband networks. Focusing on innovative, cost-effective solutions, CSI provides customers the ability to deliver, manage, and optimize their broadband network services and architecture. From the integration of fiber optics in any application and environment to efficient home voice and data deployments to optimization of data and application access, CSI provides tools for maximum utilization of the network from the edge to the user. With partners and customers in over 50 countries, CSI has built a reputation as a reliable global innovator focusing on quality and customer service.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Communications Systems’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements here due to changes in economic, business, competitive or regulatory factors, and other risks and uncertainties affecting the operation of Communications Systems’ business. These risks, uncertainties and contingencies are presented in the Company’s Annual Report on Form 10-K and, from time to time, in the Company’s other filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that the Company’s financial results in any particular period may not be indicative of future results. Communications Systems is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

Contacts:

Communications Systems, Inc.

Mark D. Fandrich

Chief Financial Officer

952-582-6416

mark.fandrich@commsysinc.com

Roger H. D. Lacey

Chief Executive Officer

952-996-1674

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CSI CONSOLIDATED SUMMARY OF EARNINGS
Selected Income Statement Data
	Unaudited
	Three Months Ended		Twelve Months Ended
	Dec. 31, 2017	Dec. 31, 2016	Dec. 31, 2017	Dec. 31, 2016
Sales	$19,041,638	$22,758,408	$82,322,618	$99,352,934
Gross profit	5,556,627	5,746,182	20,836,239	26,581,541
Operating loss *	(1,584,566)	(1,889,470)	(11,764,829)	(4,456,547)
Loss before income taxes	(1,664,897)	(1,824,279)	(11,860,135)	(7,856,598)
Income tax expense (benefit)	32,511	14,333	(34,503)	256,950
Net loss	$(1,697,408)	$(1,838,612)	$(11,825,632)	$(8,113,548)

Basic net loss per share	$(0.19)	$(0.21)	$(1.32)	$(0.92)
Diluted net loss per share	$(0.19)	$(0.21)	$(1.32)	$(0.92)
Cash dividends per share	$0.04	$0.04	$0.16	$0.40

Average basic shares outstanding	8,971,579	8,849,236	8,942,523	8,824,386
Average dilutive shares outstanding	8,971,579	8,849,236	8,942,523	8,824,386

* As part of the pension plan settlement of our former UK-based Austin Taylor subsidiary, the Company recorded a $4.1 million pension liability gain within operating expenses during first quarter 2016 that previously had been recorded in accumulated other comprehensive income. Additionally in first quarter 2016, the Company recognized $4.2 million in foreign currency translation losses within Other (Expense) Income due to the substantial liquidation of Austin Taylor.

Selected Balance Sheet Data
	Unaudited
	Dec. 31, 2017	Dec. 31, 2016
Total assets	$58,146,261	$73,177,016
Cash, cash equivalents & investments	17,994,407	16,248,550
Working capital	36,506,028	44,004,930
Property, plant and equipment, net	12,624,730	15,719,403
Long-term liabilities	15,144	176,161
Stockholders’ equity	49,170,727	61,632,692

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